UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2010

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Coraopolis Heights Road Moon Township, Pennsylvania		15108
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 262-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 27, 2010, Atlas Pipeline Mid-Continent LLC (“APL Mid-Con”), an indirect wholly-owned subsidiary of Atlas Pipeline Partners, L.P. (the “Company”), entered into a definitive agreement (the “Securities Purchase Agreement”) with Enbridge Pipelines (Texas Gathering) L.P. (“Buyer”) to sell APL Mid-Con’s subsidiaries, Elk City Oklahoma GP, LLC and Elk City Oklahoma Pipeline, L.P. (collectively, the “Elk City Companies”) to Buyer for $682 million in cash. The Elk City Companies own, directly or indirectly, the Company’s (i) Elk City and Sweetwater, Oklahoma natural gas gathering systems and related processing and treating facilities (including the Prentiss treating facility); and (ii) Nine Mile processing plant. The purchase price will subject to an adjustment based on the working capital of the Elk City Companies as of the closing date. Each of the Company and Enbridge Energy Partners, L.P., the parent of Buyer, guaranteed its respective subsidiary’s obligations under the Securities Purchase Agreement. A copy of the Securities Purchase Agreement is attached hereto as Exhibit 2.1.

The closing of the transactions described by the Securities Purchase Agreement is subject to customary closing conditions, including receipt of any approval required, or early termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Item 7.01.	Regulation FD Disclosure.

On July 28, 2010, the Company issued a press release announcing the above-described transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Securities Purchase Agreement dated July 27, 2010*

99.1	Press Release

*	The exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATLAS PIPELINE PARTNERS, L.P

	By:	Atlas Pipeline Partners GP, LLC
its General Partner

Dated: July 29, 2010	/s/ Eric T. Kalamaras
By: Eric T. Kalamaras
Title: Chief Financial Officer

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